Exhibit 99.2

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC ANNOUNCES SCOTT TRUMBULL’S RETIREMENT FROM THE BOARD AND THE APPOINTMENT OF GREGG SENGSTACK AS CHAIRMAN

Fort Wayne, IN - April 20, 2015 - The Board of Directors of Franklin Electric Co., Inc. (NASDAQ: FELE) announced today that Chairman of the Board, R. Scott Trumbull, will retire from the Board at the conclusion of the 2015 Annual Meeting of Shareholders to be held on Friday May 8, 2015. Upon Mr. Trumbull’s retirement, the Board has appointed Mr. Gregg C. Sengstack to serve as Chairman.

Mr. Trumbull first joined the Franklin Electric Board in 1998, he was named Chairman and Chief Executive Officer in 2002, and in May 2014 retired as Chief Executive Officer, retaining his role as Chairman.

Mr. Sengstack first joined the Company in 1988. He served as President and Chief Operating Officer beginning in 2011 and was appointed as President and Chief Executive Officer in May 2014.

David A. Roberts, Chairman of the Corporate Governance Committee of the Franklin Electric Board of Directors commented on behalf of the Board:

“The Board is grateful for Scott’s many years of remarkable leadership and wishes him luck in retirement. Although his legacy will be difficult to surpass, the Board is confident in Gregg’s ability to lead both the Company and the Board.”

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases,  raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending January 3, 2015, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.